Exhibit 16



October 5, 2009

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Dear Ladies and Gentlemen:

We are  the  former  independent  registered  public  accounting  firm  for  FSB
Community Bankshares, Inc. (the "Company"). We have read the Company's disclosure set forth in Item 4.01 "Changes in Registrant's Certifying Accountant" of the Company's Current Report on Form 8-K dated October 1, 2009 (the "Current Report") and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.


Sincerely,

/s/ Beard Miller Company  LLP
Syracuse, New York